Exhibit 99.1

Tel-Instrument Electronics Corp Announces the Introduction of New
Bench Test Set for Transponders and DME

    CARLSTADT, N.J.--(BUSINESS WIRE)--March 29, 2004--Tel-Instrument Electronics Corp (TIC), a leading designer and manufacturer of avionics test and measurement solutions for the Aerospace and Defense Industry, is proud to announce its new family of TB-2X Series ATC/DME Test Sets. The new bench test set is available in two models, the TB-2100 with test capability for transponders (Modes A, C, and S) and distance measuring equipment (DME) and the TB-2000 with capability for transponders (Modes A and C) and DME. The TB-2X series was specifically designed to replace 1970's vintage bench test sets that are utilized for testing of ATCRBS transponders and DME plus the TB-2100 adds capability for testing Mode S transponders.

    The TB-2100 and T-2000 features:

    -- Color LCD display with touch-screen selection of test parameters

    --  Two separate RF channels for testing of Mode S diversity

    --  User storage of test parameters

    --  Complete test capability for ATCRBS, Mode S, and DME

    Charles Palanzo, the Company's Chief Operating Officer said, "Tel-Instrument is committed to providing the Aerospace and Defense Industry innovative test and measurement solutions. Tel-Instrument continues to broaden and strengthen its product offerings in order to address users' ever changing requirements. The TB-2X family is available to commercial and military customers world-wide."

    Tel-Instrument is a leading designer and manufacturer of avionics test equipment for the general aviation, commercial aviation, and government/military markets, both domestically and internationally. Tel-Instrument is a leading supplier of transponder test sets including military versions supporting Identification Friend-or-Foe capability for military applications. Tel-Instrument also provides instruments to test a wide range of avionics navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

    CONTACT: Tel-Instrument Electronics Corp
             Joe Pipczynski, 201-933-1600 x360